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                                                                      EXHIBIT 12

                    OXFORD HEALTH PLANS, INC. & SUBSIDIARIES

           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                            AND PREFERENCE DIVIDENDS
                         (IN THOUSANDS, EXCEPT RATIOS)


                                  NINE MONTHS
                              ENDED SEPTEMBER 30,                   YEAR ENDED DECEMBER 31,
                             ----------------------   ----------------------------------------------------
                               1999         1998        1998        1997        1996      1995      1994
                               ----         ----        ----        ----        ----      ----      ----
Earnings (loss) before
income taxes...............  $  89,880    $(605,376)  $(615,229)  $(431,611)  $172,049   $91,501   $49,926
Add back fixed charges.....     38,232       45,078      59,030       8,000      7,000     5,000     3,000
                             ---------    ---------   ---------   ---------   --------   -------   -------
Total earnings (loss)......  $ 128,112    $(560,298)  $(556,199)  $(423,611)  $179,049   $96,501   $52,926
                             =========    =========   =========   =========   ========   =======   =======
Fixed charges:
  Interest (none
    capitalized)...........  $  30,232    $  33,078   $  43,030   $      --   $     --   $    --   $    --
  Interest component of
    rental payments........      8,000       12,000      16,000       8,000      7,000     5,000     3,000
                             ---------    ---------   ---------   ---------   --------   -------   -------
    Total fixed charges....  $  38,232    $  45,078   $  59,030   $   8,000   $  7,000   $ 5,000   $ 3,000
Preference dividends and
  amortization.............  $  33,962    $  16,785   $  27,668          --         --        --        --
                             ---------    ---------   ---------   ---------   --------   -------   -------
    Total fixed charges and
      preference
      dividends............  $  72,194    $  61,863   $  86,698   $   8,000   $  7,000   $ 5,000   $ 3,000
                             =========    =========   =========   =========   ========   =======   =======
Ratio of earnings to
  combined fixed charges
  and preference
  dividends................        1.7            *           *           *       25.5      19.3      17.6
                             =========    =========   =========   =========   ========   =======   =======


-------------------------

* Earnings were insufficient to cover fixed charges and preference dividends by $642.9 million for the year ended December 31, 1998, $431.6 million for the year ended December 31, 1997 and $622.2 million for the nine months ended September 30, 1998.



     For purposes of computing these ratios, we increased our combined earnings before income taxes, as reported in our annual report on Form 10-K/A No. 2 for the year ended December 31, 1998, as amended by our Form 10-K/A No. 3, and in our quarterly report on Form 10-Q for the quarter ended September 30, 1999, by the amount of our fixed charges. We then divided the amount of earnings by the amount of fixed charges and preference dividends, resulting in the ratio of earnings to combined fixed charges and preference dividends. Fixed charges represent interest expense plus the estimated interest factor in rental expense. We have not capitalized interest in any period.